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                                                                     EXHIBIT 8.2

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P.H. Tang & Co.                    Main Office                             Corporate Reconstruction & Insolvency Office
Certified Public Accountants       3rd Floor, Rammon House,                8th Floor, Gold & Silver Commercial Building
                                   101 Sai Yaung Choi Street South,        12-18 Mercer Street,
                                   Mongkok, Kowloon,                       Central, Hong Kong
                                   Tel: 2398 1138                          Tel: 2815 5823
                                   Fax: 2398 1289                          Fax: 2815 5987
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AUDITORS' REPORT TO THE MEMBERS OF
SKY CAPITAL INTERNATIONAL LIMITED
(Incorporated in Hong Kong with limited liability)

We have audited the accounts on pages 2 to 11 which have been prepared in accordance with the accounting principles generally accepted in Hong Kong.


RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS


The Companies Ordinance requires the directors to prepare accounts which give a true and fair view. In preparing the accounts which give a true and fair view, it is fundamental that appropriate accounting policies are selected and applied consistently.


It is our responsibility to form an independent opinion, based on our audit, on those accounts and to report our opinion to you.


BASIS OF OPINION


We conducted our audit in accordance with Statements of Auditing Standards issued by the Hong Kong Society of Accountants, and the basic principles and essential procedures as required in International Standards on Auditing which are substantially similar to Standards generally accepted in the United States of America. An audit includes examination, on a test basis, of evidence. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the accounts. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the accounts and of whether the accounting policies are appropriate to the company's circumstances consistently and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance as to whether the accounts are free from material misstatement. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the accounts. We believe that our audit provides a reasonable basis for our opinion.


OPINION

In our opinion, the accounts give a true and fair view, in all material respects, of the state of the company's affairs as at 31 December 2000 and of its profit for the 3 months then ended and have been properly prepared in accordance with the Companies Ordinance.




/s/ P.H. TANG & CO.

P.H. TANG & CO.
Certified Public Accountants

HONG KONG